Exhibit 99.1

 Evofem Biosciences Reports First Quarter 2021
Financial Results and Provides Corporate Update

-- Net Revenues Increased 550% Compared to 2020 Fourth Quarter --
-- Over 5,000 Healthcare Providers have Prescribed Phexxi to Date --
-- Management to Host Conference Call Today, Thursday, May 6, 2021, at 4:30 p.m. ET --

SAN DIEGO, May 6, 2021 - Evofem Biosciences, Inc., (NASDAQ: EVFM) ("Evofem" or the "Company"), today reported financial results for the three-month period ended March 31, 2021.
First quarter and recent highlights include:
•Direct-to-consumer (DTC) marketing campaign launched on February 14, 2021 resulting in:
◦83% total prescription growth for Phexxi® (lactic acid, citric acid and potassium bitartrate) in March vs. February;
◦A 78% increase in healthcare providers prescribing Phexxi in March vs. February;
◦Expanded Phexxi total brand awareness growth, reaching 12% in March vs. 4% in January;
•Net revenues increased to $1.1 million compared to $0.2 million in the fourth quarter of 2020;
•Advanced enrollment in EVOGUARD, the pivotal Phase 3 clinical trial evaluating safety and efficacy of EVO100 for the prevention of chlamydia and gonorrhea in women, toward goal of completing enrollment by year-end 2021;
•American Journal of Obstetrics and Gynecology published the Phase 2b/3 AMPREVENCE clinical trial manuscript; this double-blinded, placebo-controlled study of EVO100 met its primary and secondary efficacy endpoints, with statistically significant reductions in the risk of chlamydia and gonorrhea infections.
•Data sets from the Phase 3 AMPOWER trial of Phexxi for prevention or pregnancy were presented in April 2021 at the American College of Obstetricians and Gynecologists (ACOG) and National Community Oncology Dispensing Association (NCODA) annual meetings.
“Our 'Get Phexxi' DTC campaign launched nationwide on Valentine’s Day, resulting in strong first quarter growth. More than 5,000 healthcare providers have prescribed Phexxi to date, and Phexxi prescriptions increased 83% from February to March," said Saundra Pelletier, Evofem's Chief Executive Officer. "Contraception is the most promotionally-sensitive pharmaceutical category, and we expect this ongoing campaign will continue to drive Phexxi uptake.”

Financial Results
The first quarter of 2021 was Evofem's second full quarter of product sales following the United States commercial launch of Phexxi on September 8, 2020, and included the impact of the "Get Phexxi" DTC campaign.
Net product sales were $1.1 million for the three months ended March 31, 2021. For perspective, in the fourth quarter of 2020 net product sales were approximately $170,000. The increase reflects higher gross revenues and more favorable gross-to net (GTN) adjustments in the current period. The Company expects GTN adjustments will significantly improve throughout the remainder of 2021, driven by a series of GTN improvement initiatives that Evofem began implementing in April 2021 as part of its overall strategy to build Phexxi trial usage and loyalty.
Total operating expenses increased to $46.0 million for the first quarter of 2021, compared to $19.2 million for the prior year period. In the current period:
•Cost of goods sold was $0.5 million.
•Research and development costs were $7.3 million, primarily clinical trial expenses for EVOGUARD, the pivotal Phase 3 trial of EVO100 for the prevention of chlamydia and gonorrhea in women, and employee-related expense. EVOGUARD was initiated in October 2020 and 80 of 90 planned study sites have been activated.
•Selling and marketing costs were $30.5 million, which includes media, advertising and public relations costs for Phexxi commercialization initiatives and campaigns, including the February DTC launch, and healthcare provider advertising and costs of the telehealth platform. Higher payroll-related expenses due to increased headcount in the current period also contributed.
•General and administrative costs were $7.7 million.
Total other expense, net, was $1.3 million in the first quarter of 2021, and mainly included a $0.1 million change in fair value as a result of mark-to-market adjustments and $1.1 million in accrued interest expense for the convertible notes issued in 2020.
Net loss attributable to common stockholders was $46.2 million, or $(0.56) per share, for the quarter ended March 31, 2021, compared with a net loss of $19.1 million, or $(0.40) per share, for the prior year quarter.
Cash and cash equivalents was $45.3 million at March 31, 2021, which includes $28.0 million in net proceeds from an underwritten public offering completed in March. In addition, at March 31, 2021, $18.6 million in restricted cash from the Adjuvant notes was available for use.
Net proceeds of $4.2 million from the underwriters' exercise of the full over-allotment option in April will be recorded in the second quarter of 2021.
Conference Call
As previously announced, the Evofem management team will host a conference call to discuss its financial results and business highlights as follows:

Date	May 6, 2021
Time	4:30 p.m. ET (1:30 p.m. PT)
Webcast (live and archived)	https://edge.media-server.com/mmc/p/qspnf9o8
Dial-in numbers	(866) 503-5561 (U.S. toll-free) or (253) 336-2965
Passcode	1899453

The live webcast and related slide presentation can be accessed directly at https://edge.media-server.com/mmc/p/qspnf9o8. Please connect to the Company's website at least 15 minutes prior to the start of the call to download any software that may be required. If participating by phone, please dial in approximately 15 minutes prior to the start of the call.
The webcast will be archived at https://edge.media-server.com/mmc/p/qspnf9o8. A telephone replay will be available for 24 hours after the call at (855) 859-2056 (U.S.) or (404) 537-3406 (International), conference ID 1899453.
About Evofem Biosciences, Inc.
Evofem Biosciences, Inc., (NASDAQ: EVFM) is a commercial-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health, including hormone-free, woman-controlled contraception and protection from certain sexually transmitted infections (STIs). The Company launched its first FDA-approved commercial product, Phexxi® (lactic acid, citric acid and potassium bitartrate) contraceptive vaginal gel, in the United States in September 2020. The Company's lead product candidate, EVO100, is being evaluated for the prevention of urogenital Chlamydia trachomatis and Neisseria gonorrhoeae infection in women in the ongoing Phase 3 clinical trial, 'EVOGUARD.' For more information, please visit www.evofem.com.

Phexxi® is a trademark of Evofem Biosciences.

About PHEXXI®
Phexxi® is an on-demand method of birth control used to prevent pregnancy. Phexxi® is not effective when used after sex.

IMPORTANT SAFETY INFORMATION
•Rare cases (0.36%) of bladder and kidney infection have been reported. If you have a history of urinary tract problems that keep coming back, you should not use Phexxi®.
•Contact your healthcare provider if you are experiencing genitourinary side effects such as vaginal burning, itching, discharge, genital discomfort (including in male partners), yeast infection, urinary tract infection or bacterial vaginosis.
•Phexxi® does not protect against any sexually transmitted infections, including HIV.

For more information about Phexxi®, talk to your healthcare provider and see full Product Information.

Please report side effects by contacting Evofem Biosciences® toll-free at 1-833-EVFMBIO or contact FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the anticipated impact of gross-to-net improvement strategies, evaluations regarding promotional sensitivity and future growth, the success of our 'Get Phexxi' DTC campaign, our clinical trials and development efforts for EVO100 and our ability to successfully commercialize Phexxi. Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements, or that could impair the value of Evofem Biosciences' assets and business, are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 4, 2021. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Investor Relations Contact
Amy Raskopf
Evofem Biosciences, Inc.
araskopf@evofem.com
Mobile: (917) 673-5775
Media Contact
Ellen Thomas
Evofem Biosciences, Inc.
ethomas@evofem.com
Mobile: (718) 490-3248

(Tables follow)

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET DATA (Unaudited) (In thousands)

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$45,318	$48,892
Restricted cash	18,975	22,559
Trade accounts receivable, net	2,914	1,067
Total current liabilities	75,706	77,283
Total liabilities	107,102	108,621
Total stockholders’ equity (deficit)	(13,638)	1,347

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Product sales, net	$1,105	$—

Operating expenses:
Cost of goods sold	506	—
Research and development	7,262	4,247
Selling and marketing	30,525	7,855
General and administrative	7,684	7,142
Total operating expenses	45,977	19,244
Loss from operations	(44,872)	(19,244)
Other income (expense):
Interest income	7	102
Other expense	(1,145)	(4)
Change in fair value of financial instruments	(142)	—
Total other (expense) income, net	(1,280)	98
Loss before income tax	(46,152)	(19,146)
Income tax expense	1	—
Net loss	$(46,151)	$(19,146)
Net loss per share, basic and diluted	$(0.56)	$(0.40)
Weighted-average shares used to compute net loss per share, basic and diluted	81,843,319	48,195,951

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